Exhibit 99

NEWS RELEASE




Date:           February 11, 2004

Contact:        Robert E. Dye - President & CEO
                William B. West - Sr. Vice President & CFO

To:             News Media

Release Date:   Immediate



                          PEOPLES BANCORPORATION, INC.

                       ANNOUNCES RECORD EARNINGS FOR 2003


Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $5,044,000 for the year ending December 31, 2003, a 15.08% increase in earnings over the $4,383,000 reported for the year ending December 31, 2002. Return on average equity for 2003 was 14.52% compared to 14.49% for 2002. Diluted earnings per share for the year of 2003 were $1.37 compared to $1.20 for the year of 2002.

Total assets at December 31, 2003 were $421,756,000, a 1.35% increase over the $416,122,000 in total assets at December 31, 2002. At December 31, 2003 total gross loans (excluding loans held for sale) were $296,252,000 compared to $250,487,000 at December 31, 2002, an increase of 18.27%. Total deposits at December 31, 2003 were $353,329,000, an increase of 7.67% over the $328,174,000 in total deposits at December 31, 2002. At December 31, 2003, shareholders' equity was $36,161,000, an increase of 10.43% over the $32,747,000 in shareholders' equity at December 31, 2002.

Commenting on the Company's performance, Company President Robert E. Dye, Sr. stated, "The earnings recorded for 2003 are the highest annual earnings in the Company's history. The Company has ridden an incredible wave of mortgage refinancing activity that has been a major force in contributing to our strong earnings, particularly over the last several years. This heightened level of mortgage volume has helped to propel the Company to enjoy returns on equity that are among the highest in the state among bank holding companies. In fact, for the past four years the Company has enjoyed average improvement in net earnings of 38.4% per year, partly due to income derived from the residential mortgage

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business.  It was  stated  in some of our  previous  reports  that we felt  this heightened level of refinancing activity would not be sustainable in the future, and we now have seen a substantial downturn in refinancing activity that is part of a national trend. While we are satisfied that the Company did take full advantage of this extraordinary opportunity while it presented itself, we expect that future earnings may now return to more historical industry standards." Dye added, "We continue to be pleased with the performance of all three of our banks in their respective markets, and remain cautiously optimistic about the opportunities for future growth and prosperity."

Currently, The Peoples National Bank maintains four (4) locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                                Three Months Ended December 31,
                                                -------------------------------
Income Statement                                2003          2002        Change
                                                ----          ----        ------
  Net interest income ...................      $3,347       $3,231         3.59%
  Provision for loan losses .............          99          290       -65.86%
  Other income ..........................       1,024        2,264       -54.77%
  Other expenses ........................       3,868        3,299        17.25%
                                               ------      -------
     Income before income taxes .........         404        1,906       -78.80%
  Provision for income taxes ............         133          688       -80.67%
                                               ------      -------
     Net Income .........................      $  271       $1,218       -77.75%
                                               ======      =======

  Return on average assets ..............        0.25%        1.21%
  Return on average equity ..............        3.00%      145.43%

Net income per common share*
  Basic .................................      $ 0.07       $ 0.34       -79.41%
  Diluted ...............................      $ 0.07       $ 0.32       -78.13%

                                                Twelve Months Ended December 31,
                                                --------------------------------
Income Statement                                2003          2002        Change
                                                ----          ----        ------
  Net interest income ..................      $13,381     $  12,609        6.12%
  Provision for loan losses ............        1,106           944       17.16%
  Other income .........................       10,302         6,564       56.95%
  Other expenses .......................       14,665        11,380       28.87%
                                               -------       ------
     Income before income taxes ........        7,912         6,849       15.52%
  Provision for income taxes ...........        2,868         2,466       16.30%
                                               -------       ------
     Net Income ........................      $ 5,044       $ 4,383       15.08%
                                              =======       =======

  Return on average assets .............         1.18%         1.21%
  Return on average equity .............        14.52%        14.49%

Net income per common share*
  Basic ................................      $  1.43       $  1.24       15.32%
  Diluted ..............................      $  1.37       $  1.20       14.17%

                                                            December 31,
                                                            ------------
Balance Sheet                                    2003          2002       Change
                                                 ----          ----       ------
Total assets ...........................      $421,756      $416,122       1.35%
Mortgage loans held for sale ...........         5,101        55,026     -90.73%
Loans, net .............................       292,814       247,637      18.24%
Allowance for loan losses ..............         3,438         2,850      20.63%
Securities .............................        86,493        86,170       0.37%
Total earning assets ...................       399,925       394,351       1.41%
Total deposits .........................       353,329       328,174       7.67%
Shareholders' equity ...................        36,161        32,747      10.43%
Book value per share* ..................          9.82          8.89      10.46%

* Share data has been restated to reflect the 5% stock dividend paid in 2003.